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                                                                     Exhibit 2.3
                              AMENDMENT NO. 1 TO
                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 1, dated as of September 5, 2001, is made to that certain Agreement and Plan of Reorganization (the "Agreement"), dated as of June 25, 2001, by and between GREATER BAY BANCORP, a California corporation ("GBB"), and SJNB FINANCIAL CORP., a California corporation ("SJNB").

     WHEREAS, the Agreement provides for the merger of SJNB with and into GBB, on the terms and subject to the conditions set forth in the Agreement;

     WHEREAS, the parties desire to amend the Agreement to clarify the applicable Conversion Ratio in the event the Average Closing Price is less than $21.1429;

     WHEREAS, unless otherwise defined herein, capitalized terms used in this Amendment No. 1 have the meanings ascribed to such terms in the Agreement;

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

     1. Section 2.2(a)(iii) of the Agreement is hereby amended to read in its entirety as follows:

     (iii) If the Average Closing Price is less than $21.1429, 1.82 shares of GBB Stock, subject to downward adjustment as provided in Section 2.2(a)(v), unless SJNB gives written notice to GBB within one Business Day of the calculation of the Average Closing Price of its intention to terminate the Agreement pursuant to Section 13.1(l); provided, however, that GBB may, but
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shall not be required to, exercise the Top Up Option by giving SJNB written notice, within one Business Day from the date of receipt of written notice of SJNB's intention to terminate the Agreement, of GBB's election to exercise the Top Up Option. If GBB exercises the Top Up Option, the Conversion Ratio will equal that number of shares of GBB Stock equal to the quotient obtained by dividing $38.4801 by the Average Closing Price, subject to downward adjustment as provided in Section 2.2(a)(v).

     2. Except as amended hereby, the remaining terms and conditions of the Agreement shall remain in full force and effect.

                        [Signatures on Following Page]
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          IN WITNESS WHEREOF, the parties have duly executed this Amendment No.
1 as of the day and year first above written.


ATTEST:                                    GREATER BAY BANCORP



/s/ Linda M. Iannone                  By:  /s/ David L. Kalkbrenner
--------------------                       ------------------------
Secretary                                  David L. Kalkbrenner
                                           President and Chief Executive Officer


ATTEST:                                    SJNB FINANCIAL CORP.



/s/ Barbara Bahl                      By:  /s/ Eugene E. Blakeslee
----------------                           -----------------------
Assistant Corporate Secretary              Eugene E. Blakeslee
                                           Executive Vice President
                                           Chief Financial Officer

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